Frederick County Bancorp, Inc. Reports Results for the Fourth Quarter 2010

FREDERICK, Md., Jan. 27, 2011 /PRNewswire/ -- Frederick County Bancorp, Inc. (the "Company") (OTC Bulletin Board: FCBI), the parent company for Frederick County Bank, announced today that for the quarter ended December 31, 2010, the Company recorded net income of $267 thousand and diluted earnings per share of $0.18, as compared to net income of $505 thousand and diluted earnings per share of $0.34 recorded for the fourth quarter of 2009.  Earnings for the fourth quarter of 2010 were affected by a provision for loan losses of $650 thousand and securities gains in the amount of $198 thousand, while earnings for the fourth quarter of 2009 reflected a provision for loan losses of $300 thousand and securities gains in the amount of $118 thousand.

The Company reported net income of $1.16 million with diluted earnings per share of $0.78 for the year ended December 31, 2010, as compared to net income of $1.05 million and diluted earnings per share of $0.71 for the same period in 2009.  Full year 2010 earnings included a provision for loan losses of $1.66 million and securities gains in the amount of $283 thousand, as compared to a provision for loan losses of $1.18 million and securities gains in the amount of $235 thousand for 2009.

The increased provision for loan losses for the twelve month period reflects the adverse impact on borrowers and collateral valuation of continued economic weakness during 2010, as well as a material increase in the ratio of nonperforming assets to total assets.  At December 31, 2010, the ratio of nonperforming assets to total assets was 1.01%, as compared to 0.56% at December 31, 2009; however, we believe this still compares favorably to many of our peers.

The allowance for loan losses was $3.72 million and $3.13 million as of December 31, 2010 and 2009, respectively and the ratio of the allowance for loan losses to total loans stood at 1.78% and 1.45% as of December 31, 2010 and 2009, respectively.  Nonperforming assets stood at $2.93 million at December 31, 2010 and at $1.44 million at December 31, 2009.

Net loan charge-offs for the full year of 2010 totaled $1.07 million, which consists primarily of eight (8) loan relationships.  This compares to net loan charge-offs for the same period in 2009 totaling $1.17 million consisting predominately of eighteen (18) loan relationships.  For the quarter end December 31, 2010, net charge-offs were $460 thousand for four (4) loan relationships compared to $383 thousand for eight (8) loan relationships during the same period in 2009.

The Company also reported that, as of December 31, 2010, assets stood at $289.0 million, with total deposits of $248.6 million and gross loans of $209.4 million, representing increases of 11.8% and 13.4%, and a decrease of 2.6%, respectively, compared to the full year of 2009.  The Company's increases in asset and deposit growth and relatively flat loan growth reflect management's determination to strengthen its liquidity position.

President and CEO Martin S. Lapera said, "Frederick County Bank is currently well capitalized.  In fact, our capital ratios significantly exceed the regulatory requirements for well capitalized banks, with our ratios of 14.11% and 12.86% for Total Risk-Based Capital and Tier 1 Capital, respectively, compared to the regulatory minimums of 10.00% and 6.00%.  Our liquidity position remains strong, with $40.6 million in federal funds sold and interest-bearing deposits in other banks, which equates to 14.0% of assets."

Frederick County Bank commenced operations in 2001 and has posted positive quarterly earnings continuously since 2002, its second year in operation.  The Bank is headquartered in Frederick, Maryland, and conducts full service commercial banking services through four offices, three of which are in the City of Frederick and one office located in Walkersville, Maryland.  A new branch office adjacent to East Patrick Street is expected to open in the second half of 2011.  Frederick County Bank maintains a solid Four Star Rating from Bankrate.com as of September 30, 2010 and the top Five Star Rating from Bauer Financial, Inc., as of September 30, 2010.

	December 31,	December 31,
	2010	2009
(dollars in thousands)	(unaudited)	(audited)
Total assets	$ 289,043	$ 258,559
Cash and due from banks	1,469	1,447
Federal funds sold and interest-bearing deposits in otherbanks	40,596	10,667
Investment securities - available for sale	30,178	24,077
Restricted stock	1,521	1,566
Loans, net	205,669	211,816
Deposits	248,624	219,312
Short-term borrowings	300	500
Long-term borrowings	10,000	10,000
Junior subordinated debentures	6,186	6,186
Shareholders' equity	23,195	21,750

Nonperforming assets	2,928	1,438

SELECTED FINANCIAL DATA
	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
(dollars in thousands, except per share data)	(unaudited)	(unaudited)	(unaudited)	(audited)
SUMMARY OF OPERATING RESULTS:
Interest income	$ 3,630	$ 3,561	$ 14,496	$ 14,001
Interest expense	908	1,121	3,948	5,274
Net interest income	2,722	2,440	10,548	8,727
Provision for loan losses	650	300	1,660	1,175
Net interest income after provision for loan losses	2,072	2,140	8,888	7,552
Securities gains	198	118	283	235
Loss on sale of foreclosed properties	-	-	-	(37)
Noninterest income (excluding gains (losses))	133	155	566	577
Noninterest expense	2,008	1,638	7,956	6,791
Income before provision for income taxes	395	775	1,781	1,536
Provision for income taxes	128	270	626	488
Net income	267	505	1,155	1,048

Net loan charge-offs	460	383	1,069	1,168

PER COMMON SHARE DATA:
Basic earnings per share	$ 0.18	$ 0.35	$ 0.79	$ 0.72
Diluted earnings per share	$ 0.18	$ 0.34	$ 0.78	$ 0.71
Basic weighted average number of shares outstanding	1,469,364	1,461,802	1,469,100	1,461,079
Diluted weighted average number of shares outstanding	1,484,618	1,472,463	1,482,350	1,475,068
Common shares outstanding	1,469,364	1,461,802	1,469,364	1,461,802
Book value per share	$ 15.79	$ 14.88	$ 15.79	$ 14.88

SELECTED UNAUDITED FINANCIAL RATIOS:
Return on average assets	0.37%	0.76%	0.40%	0.40%
Return on average equity	4.58%	9.24%	5.04%	4.92%
Allowance for loan losses to total loans	1.78%	1.45%	1.78%	1.45%
Nonperforming assets to total assets	1.01%	0.56%	1.01%	0.56%
Ratio of net charge-offs to average loans	0.21%	0.18%	0.49%	0.56%
Tier 1 capital to risk-weighted assets	12.86%	11.81%	12.86%	11.81%
Total capital to risk-weighted assets	14.11%	13.06%	14.11%	13.06%
Tier 1 capital to average assets	10.03%	10.53%	10.03%	10.53%
Average equity to average assets	8.01%	8.26%	8.02%	8.19%

Weighted average yield/rate on:
Loans	6.25%	6.26%	6.26%	6.26%
Interest-earning assets	5.16%	5.56%	5.31%	5.59%
Interest-bearing liabilities	1.58%	2.19%	1.78%	2.61%
Net interest spread	3.58%	3.37%	3.53%	2.98%
Net interest margin	3.90%	3.84%	3.89%	3.51%

The statements in this press release that are not historical facts constitute "forward-looking statements" as defined by Federal Securities laws.  Forward-looking statements can generally be identified by the use of forward- looking terminology such as "believes," "expects," "intends," "may," "will," "should," "anticipates" or similar terminology.  Such statements, specifically regarding the Company's intentions regarding growth and market expansion, are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, changes in interest rates, deposit flows, loan demand and real estate values, as well as changes in economic, competitive, governmental, regulatory, technological and other factors which may affect the Company specifically, its existing and target market areas or the banking industry generally.  Forward-looking statements speak only as of the date they are made.  The Company will not update forward-looking statements to reflect factual assumptions, circumstances or events that have changed after a forward-looking statement was made.  For further information, please refer to the Company's reports filed with the U.S. Securities and Exchange Commission.

CONTACT: William R. Talley, Jr., Executive Vice President, Chief Financial Officer and Chief Operating Officer, +1-240-529-1507